Exhibit (a)(i)

Offer to Purchase for Cash

By
AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.
Up to 13,636,364 Shares of its Common Stock
at a Purchase Price of $11.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, EASTERN TIME, ON MAY 2, 2014, UNLESS THE OFFER IS
EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE
EXTENDED, THE “EXPIRATION DATE”).

American Realty Capital Healthcare Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company,” “we” or “us”), invites our stockholders to tender up to 13,636,364 shares of our common stock, par value $0.01 per share (the “Shares”), for purchase by us at a price of $11.00 per Share (the “Purchase Price”), net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this offer to purchase (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute, the “Offer”). If the total amount of Shares is purchased, the amount of consideration paid to stockholders will be approximately $150,000,000.

The Offer will expire at 12:00 midnight, Eastern Time, on May 2, 2014, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

The Purchase Price is $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest). If 13,636,364 or fewer Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. If more than 13,636,364 Shares have been validly tendered and not properly withdrawn before the Expiration Date, we will (a) first, purchase all Shares tendered in amounts of less than 100 Shares (“odd lots”), and (b) second, purchase all Shares tendered at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional shares. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer (pursuant to Section 3) will be credited to the account maintained with The Depository Trust Company (“DTC”) by the participant who delivered the Shares at our expense.

We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1, Section 3, Section 4 and Section 5.

If the Offer is fully subscribed, we will purchase 13,636,364 Shares, which will represent approximately 7.5% of the issued and outstanding Shares as of immediately after the listing of the Shares on The NASDAQ Global Select Market (“NASDAQ”) on April 7, 2014.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date and (d) upon the occurrence of any of the conditions specified in Section 7 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). An extension of the Offer will be followed by a

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press release or other public announcement which will be issued no later than 9:00 A.M., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, Section 3, Section 4 and Section 8.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

On April 7, 2014, the Shares were listed and are now traded on NASDAQ under the symbol “HCT.” Because April 7th was the first day on which the Shares were traded on NASDAQ. Prior to that date, there was not an established trading market for the Shares. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on NASDAQ, which may trade at prices that are lower or higher than the Purchase Price, and will lose the opportunity to participate in any other future benefits from owning the Shares, including the right to any future dividends or distributions that we may pay. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 6.

We will use available cash and borrowings under the Company’s existing revolving credit facility to purchase Shares in the Offer and to pay all related fees and expenses. In addition to the other conditions set forth in Section 7, the consummation of the Offer is subject to the satisfaction of the conditions to the borrowing by us of up to $150,000,000 under our revolving credit facility. Such conditions to borrowing are customary for a facility of this type, consisting of (a) the representations and warranties under the loan documents for the revolving credit facility being true and correct in all material respects, (b) no default or event of default having occurred that is continuing, (c) the administrative agent under the revolving credit facility having received a request for credit extension in accordance with the requirements of the credit agreement, and (d) after giving effect to such borrowing, the total outstanding amount of unsecured indebtedness (including outstanding amounts under the revolving credit facility) not exceeding the Unencumbered Pool Availability, as defined in the credit agreement (all these conditions collectively, the “Credit Facility Condition”).

On April 7, 2014, we entered into the Third Amended and Restated Advisory Agreement with American Realty Capital Healthcare Trust Operating Partnership, L.P. (our “Operating Partnership”) and American Realty Capital Healthcare Advisors, LLC (our “Advisor”) to reflect amendments previously approved by our board of directors, which, among other things, (i) reduces the Asset Management Fee (as defined in the Advisory Agreement) from 0.75% per annum of the Average Invested Assets (as defined in the Advisory Agreement) to (x) 0.50% per annum of the Average Invested Assets up to $3.0 billion and (y) 0.40% per annum of the Average Invested Assets above $3.0 billion; (ii) permits the Asset Management Fee to be paid in the form of cash, units of limited partnership interest in the Company’s operating partnership, and shares of restricted common stock of the Company, or a combination thereof, at our Advisor’s election; and (iii) terminates the Acquisition Fee and Financing Coordination Fee (both as defined in the Advisory Agreement) 180 days after listing of our Shares on NASDAQ, except for Acquisition Fees or Financing Coordination fees with respect to properties under contract, letter of intent or under negotiation as of such date.

Our directors, executive officers and affiliates have advised us that they do not intend to tender Shares in the Offer. See Section 11.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, OUR ADVISOR, DST SYSTEMS, INC., IN ITS CAPACITY AS THE PAYING AGENT (THE “PAYING AGENT”) AND THE DEPOSITARY (THE “DEPOSITARY”) FOR THE OFFER, AMERICAN NATIONAL STOCK TRANSFER, LLC, IN ITS CAPACITY AS THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR

OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. STOCKHOLDER (AS DEFINED IN SECTION 14), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS (A) A SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (B) A DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. STOCKHOLDER (AS DEFINED IN SECTION 14 ), THE PAYMENT OF CASH FOR YOUR TENDERED SHARES MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX WITHHOLDING. SEE SECTION 14. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER TO PURCHASE.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Depositary at their respective telephone numbers set forth on the back cover page of the Offer to Purchase. If you require additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, you should contact the Information Agent, who will promptly furnish you with additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 midnight, Eastern Time, on May 2, 2014 (unless the Offer is extended):

•	Registered Holders: if your Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to DST Systems, Inc., the Depositary for the Offer;
•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”), contact your Custodian and request that your Custodian tender your Shares for you according to the procedure described in Section 3 of the Offer to Purchase; or
•	DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

Notwithstanding anything contained in the Offer to Purchase, the Letter of Transmittal or any other ancillary documents relating to the Offer, brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal or the written Notice of Withdrawal, as applicable, to the Depositary or DTC in connection with any tender or withdrawal submitted through DTC’s Automated Tender Offer Program (“ATOP”) system, but must submit any documentation required for processing through the ATOP system. All tenders and withdrawals through DTC’s ATOP system must be completed in accordance with the terms and conditions of the ATOP system.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal and other Offer materials may be obtained from American National Stock Transfer, LLC, the Information Agent for the Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to the Information Agent at the telephone numbers set forth on the back cover of the Offer to Purchase. Stockholder should also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

UNLESS OTHERWISE INDICATED, THE STATEMENTS MADE IN THE OFFER TO PURCHASE ARE MADE AS OF APRIL 7, 2014 AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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SUMMARY TERM SHEET

American Realty Capital Healthcare Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company,” “we” or “us”), is offering to purchase up to 13,636,364 Shares, at a price of $11.00 per Share (the “Purchase Price”), net to the tendering stockholder in cash, less any applicable withholding taxes and without interest. The Offer will expire at 12:00 midnight, Eastern Time, on May 2, 2014, or such other date to which it may be extended. The following are some of the questions that you, as a holder of Shares may have, and the answers to those questions. We urge you to read carefully the Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. We have included section references to direct you to a more complete description of the topics contained in this summary.

What is the Company offering to purchase?

We are offering to purchase shares of common stock, par value $0.01, of the Company.

What will be the purchase price for the Shares?

The Purchase Price is $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest).

We will purchase all the Shares at the Purchase Price, in cash, less any applicable withholding taxes and without interest.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1, Section 3 and Section 4.

The Offer is not conditioned upon any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 7.

What is the market price of our Shares?

On April 7, 2014, the Shares were listed and are now traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “HCT.” Because April 7th was the first day on which the Shares were traded on NASDAQ. There was no established trading market for the Shares prior to April 7, 2014. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 6.

How many Shares will the Company purchase in the Offer?

We will purchase up to 13,636,364 Shares in the Offer, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Effective immediately upon the listing of our Shares on NASDAQ, we had issued and outstanding approximately 182,938,268 Shares. If the Offer is fully subscribed, we will purchase 13,636,364 Shares, which will represent approximately 7.5% of the issued and outstanding Shares as of immediately after the listing of the Shares on NASDAQ on April 7, 2014.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will happen if more than 13,636,364 Shares are tendered?

If more than 13,636,364 Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

•	first, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of less than 100 Shares); and
•	second, after the purchase of all the Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional Shares.

Because of the “odd lot holder” priority and proration provisions described above, it is possible that we will not purchase all the Shares that you tender. See Section 1.

What is the purpose of the Offer?

Our Advisor and our board of directors believe that the Offer is a prudent use of our financial resources given our business profile and assets. The Offer is part of our overall goal to enhance stockholder value. We believe the Offer will augment the options available to stockholders in connection with the listing of the Shares on NASDAQ by allowing them to tender all or a portion of their shares in the Offer.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

How will the listing of Shares on NASDAQ affect my Shares?

Because the Shares are now listed on NASDAQ, stockholders who choose not to tender their Shares will be able to freely liquidate their investments in the Company; however, the trading price of the Shares will be impacted by market volatility, among other things. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on NASDAQ, which may trade at prices that are lower or higher than the Purchase Price, and will lose the opportunity to participate in any other future benefits from owning the Shares, including the right to any future dividends or distributions that we may pay. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 6.

Will you repurchase Shares after the Offer is completed?

While we have no current plans to do so, depending on the results of the Offer, we may commence an additional tender offer or offers for our Shares through open market purchases or otherwise. Any additional offers will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under a general repurchase program or pursuant to additional tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There is no assurance that we will commence an additional tender offer or offers.

If I accept the Offer, how will I be paid for my Shares?

If you accept the Offer and the Shares you tender are accepted, we will pay you the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Section 1 and Section 3.

The Company will pay for your validly tendered and not withdrawn Shares by depositing the purchase price in cash with DST Systems, Inc., the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely (a) receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal, or (b) if you are tendering Shares through DTC’s ATOP procedures, confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC. See Section 3 and Section 5.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on 12:00 midnight, Eastern Time, on May 2, 2014, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 8.

If your Shares are registered in the name of a Custodian, you should contact your Custodian if you desire to tender your Shares and request that they tender your Shares for you. The Custodian that holds your Shares may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 8. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if the Company extends, amends or terminates the Offer?

If we extend the Offer, we will inform the Paying Agent and the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 A.M., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 8.

How do I tender my Shares?

Prior to tendering Shares, we recommend that you contact your financial advisor.  As part of the listing of the Shares on NASDAQ, a number of registered accounts will automatically be transferred to brokerage accounts in which Shares will be held in “street” name in tradable accounts (or, in other words, registered in the name of a broker, dealer, commercial bank, trust company or nominee, although still beneficially owned by you). If your Shares are held in “street” name, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your Shares, if you decide to do so.

Not all registered accounts will be automatically transferred. You will need to work with your broker and your financial advisor to determine the status of your account and the best way to tender your Shares if you decide to do so. See “How will the listing of the Shares on NASDAQ affect my ability to tender Shares?” below.

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 midnight, Eastern Time, on May 2, 2014, or any later time and date to which the Offer may be extended:

•	Registered Holders: if your Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to DST Systems, Inc., the Depositary for the Offer;
•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your Custodian and request that your Custodian tender your Shares for you according the procedures described in Section 3 of the Offer to Purchase; or
•	DTC Participants: if you are an institution participating in The Depositary Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact the Information Agent or your Custodian. The contact information for the Information Agent is set forth on the back cover of the Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once tendered, may I withdraw my tender?

If you tender Shares pursuant to the Offer, you may withdraw your tender at any time until the Offer expires at 12:00 midnight, Eastern Time, on May 2, 2014 (unless the Offer is extended). If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your tender at any time after 12:00 midnight, Eastern Time, on June 2, 2014. See Section 4.

How do I withdraw previously tendered Shares?

To properly withdraw your previously tendered Shares, you must deliver (by regular mail, overnight courier or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit (a)(vii) to the Schedule TO for individual investors (other than Custodians and DTC participants), and Exhibit (a)(viii) to the Schedule TO for Custodians and DTC participants). In addition, Custodians and DTC participants who tendered Shares through DTC must comply with DTC’s procedures for withdrawal of tenders. Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Notice of Withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system. See Section 4.

How will the listing of the Shares on NASDAQ affect my ability to tender Shares?

We recommend that you work with your broker and your financial advisor to determine the status of the account if you wish to tender your Shares. If you have any questions related to the listing of the Shares on NASDAQ or the status of your registered account (and how that status impacts how you may tender your shares), please call DST Systems, Inc., the Information Agent, at (877) 373-2522 (toll-free).

As part of the listing of the Shares on NASDAQ, a number of registered accounts will automatically be transferred to brokerage accounts in which the Shares will be held in “street” name in tradable accounts (or, in other words, registered in the name of a broker, dealer, commercial bank, trust company or nominee, although still beneficially owned by you). If your Shares are held in “street” name, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your Shares, if you decide to do so.

Not all registered accounts will be automatically transferred. If your registered account is not automatically transferred to a brokerage account, you may tender as the registered holder of your Shares by delivering a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to the Depositary prior to the Expiration Date. If you are currently the registered holder of the Shares and would like to move your Shares into a brokerage account that would permit you to trade your Shares on NASDAQ (and your Shares were not automatically transferred), you should contact your broker or financial advisor for assistance. Once you have moved your Shares into a brokerage account, you may still tender your Shares under the Offer, but you will need to contact your broker to tender the newly transferred Shares on your behalf in accordance with the Offer to Purchase and the instructions set forth in the Letter of Transmittal.

How will we pay for the Shares?

We expect that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, will be approximately $151,500,000. We will use available cash and borrowings under our revolving credit facility to purchase Shares in the Offer and to pay all related fees and expenses. Accordingly, in addition to the other conditions set forth in Section 7, we must satisfy customary conditions to the borrowing by us of up to $150,000,000 under our revolving credit facility to fund a portion of the aggregate cost of the Offer.

If I tender my Shares, when will I be paid for my Shares?

Subject to the terms and conditions of the Offer, the Company will pay for all validly tendered and not withdrawn Shares promptly after the Expiration Date. The Company does, however, reserve the right, in its sole discretion and subject to applicable law, to delay payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. See Section 4 and Section 8.

We will announce the preliminary results of the Offer, including preliminary information about any proration, as promptly as practicable following the Expiration Date. We do not expect, however, to announce the final results of any proration or to begin paying for tendered Shares until at least five business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Paying Agent, promptly after the Expiration Date. The Paying Agent will act as your agent and will transmit to you the payment for all of your Shares accepted for payment.

Will I have to pay any brokerage fees or commissions?

If you hold Shares in your name and you tender your Shares directly to the Depositary, you will not incur any transfer fees, brokerage fees, commissions or other fees in connection with the sale of Shares to the Company pursuant to the Offer. If you hold Shares through a Custodian, we urge you to consult your Custodian to determine whether any transaction costs are applicable. See Section 2 and Section 3.

The Company will (a) pay the Paying Agent and Depositary reasonable and customary compensation for its services, (b) reimburse the Paying Agent and Depositary for reasonable out-of-pocket costs or expenses incurred in connection with the Offer and (c) indemnify the Paying Agent and Depositary against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.

The Information Agent is under common control with American Realty Capital Healthcare Advisors, LLC (our “Advisor”). The Company will (a) reimburse the Information Agent for reasonable out-of-pocket costs or expenses incurred in connection with the Offer, and (b) indemnify the Information Agent against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.

The Company may pay directly such costs and expenses of the Paying Agent, the Information Agent and the Depositary incurred in connection with the Offer. None of the Company and any of its affiliates will pay any fees or commissions to any broker or dealer or any other person (other than the Paying Agent, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What will happen to my fractional Shares in connection with the Offer?

No fractional Shares will be purchased in the Offer. The Company anticipates eliminating these fractional Shares after the Offer is completed by sending the stockholders with fractional Shares a check for the cash value (equal to $11.00 per Share, less any applicable withholding taxes and without interest) of such fractional Shares in accordance with Maryland law. See Section 13.

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•	the Credit Facility Condition;
•	no legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold all the Shares purchased in the Offer;

•	no general suspension of trading in, or limitation on prices for or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;
•	no significant changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business or the trading in the Shares shall have occurred;
•	no commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, shall have occurred;
•	no person (including a group) shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	no person (including a group) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), to acquire us or any of the Shares, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries; and
•	no material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects shall have occurred.

The Offer is subject to these conditions, among others, which are described in greater detail in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned upon any minimum number of Shares being tendered.

What are the federal income tax consequences of participating in the Offer?

If your tendered Shares are accepted and you are a U.S. Stockholder (as defined in Section 14), the receipt of cash for your tendered Shares will be a taxable transaction for U.S. federal income tax purposes. Depending on your circumstance, the cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) consideration received in respect of a sale or exchange of the Shares eligible for capital gain or loss treatment, or (b) a distribution from us in respect of Shares taxable as ordinary income to the extent it is out of our current or accumulated earnings and profits (and not designated by us as a capital gain dividend or qualified dividend income). Different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of warrants, options or the vesting of restricted shares). See Section 14.

If you are a Non-U.S. Stockholder (as defined in Section 14), the payment of cash you receive for your tendered Shares may be subject to U.S. federal income tax withholding. See Section 14.

Along with your Letter of Transmittal, if you are a U.S. Stockholder, you are asked to submit an Internal Revenue Service (“IRS”) Form W-9. Any tendering U.S. Stockholder who fails to complete, sign and return the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable, if you are a Non-U.S. Stockholder) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder pursuant to the Offer to Purchase. See Section 14.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who can respond to questions or provide assistance regarding the Offer?

Please direct questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or other materials to American National Stock Transfer, LLC, the Information Agent for the Offer, at (877) 373-2522 (toll-free).

FORWARD-LOOKING STATEMENTS

The Offer to Purchase contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer. These statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. The words “anticipates,” believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by the forward-looking statement. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or reverse any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events on changes to future operating results, unless required to do so by law. Factors that might cause such differences include, but are not limited to: our ability to complete the listing of our shares of common stock on the NASDAQ; our ability to complete the tender offer; the price at which our shares of common stock may trade on the NASDAQ, which may be higher or lower than the purchase price in the tender offer; the number of shares acquired in the tender offer; the cost of any indebtedness incurred to fund this offer; the impact of current and future regulation, the effects of competition; the ability of our Advisor to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control.

Other factors include:

•	our ability to complete the Offer;
•	the satisfaction of the Credit Facility Condition;
•	the price at which the Shares trade on NASDAQ may be higher or lower than the Purchase Price;
•	the price and time at which we may make any additional Share repurchases (including in the open market) following completion of the Offer, or offer to purchase Shares pursuant to additional tender offers; the number of Shares acquired in such repurchases or additional tender offers; and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases or additional tender offers;
•	all of our executive officers are also officers, managers and/or holders of a direct or indirect interest in our Advisor and other American Realty Capital-affiliated entities; as a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investor entities advised by American Realty Capital affiliates, and conflicts in allocating time among these entities and us, which could negatively impact our operating results;
•	because investment opportunities that are suitable for us may also be suitable for other American Realty Capital-advised programs or investors, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders;
•	we depend on tenants for our revenue, and, accordingly, our revenue is dependent upon the success and economic viability of our tenants;
•	we may not be able to achieve our rental rate incentives and our expenses could be greater, which may impact our results of operations;
•	increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions;

•	we may not generate cash flows sufficient to pay our distributions to stockholders, as such, we may be forced to borrow at higher rates or depend on our Advisor or our property manager, American Realty Capital Healthcare Properties, LLC, to waive reimbursement of certain expenses and fees to fund our operations;
•	we may be unable to pay or maintain cash distributions or increase distributions over time;
•	we are obligated to pay fees, which may be substantial, to our Advisor and its affiliates, including fees payable upon the sale of properties;
•	we are subject to risks associated with the significant dislocations and liquidity disruptions that recently existed or occurred in the credit markets of the United States;
•	we may fail to continue to qualify to be treated as a real estate investment trust for U.S. federal income tax purposes (“REIT”);
•	we focus on acquiring healthcare-related assets located in the United States, which are subject to risk inherent in concentrating investments in the healthcare industry;
•	the healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of tenants to make lease payments to us;
•	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

All forward-looking statements should be read with the risks factors described in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014.

INTRODUCTION

To All Stockholders of American Realty Capital Healthcare Trust, Inc.:

We invite our stockholders to tender up to 13,636,364 Shares for purchase by us at a price of $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest) upon the terms and subject to the conditions the Offer to Purchase and the Letter of Transmittal, as each may be supplemented or amended from time to time.

The Offer will expire at 12:00 midnight, Eastern Time, on May 2, 2014, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

The Purchase Price for the Offer is $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest). We will only purchase Shares properly tendered at the Purchase Price and not properly withdrawn. If 13,636,364 or fewer Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. If more than 13,636,364 Shares are properly tendered and not properly withdrawn, we will (a) first, purchase all Shares tendered in amounts of less than 100 Shares (“odd lots”), and (b) second, purchase all Shares tendered at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry pursuant to Section 3 will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the number of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date and (d) upon the occurrence of any of the conditions specified in Section 7 of the Offer prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Exchange Act. An extension of the Offer will be followed by a press release or public announcement which will be issued no later than 9:00 A.M., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, Section 3, Section 4 and Section 8.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE CREDIT FACILITY CONDITION. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors, executive officers and affiliates have advised us that they do not intend to tender Shares in the Offer.

We will pay the Paying Agent and the Information Agent reasonable and customary compensation for their services. Additionally, we will pay the Paying Agent, the Information Agent and the Depositary reasonable out-of-pocket costs or expenses incurred in connection with the Offer. See Section 15.

Effective immediately upon the listing of the common stock of the Company of NASDAQ on April 7, 2014, there were 182,938,268 Shares issued and outstanding. If the Offer is fully subscribed, we will purchase 13,636,364 Shares, which will represent approximately 7.5% of the issued and outstanding Shares as of April 7, 2014.

Our principal executive offices are located at 405 Park Avenue, New York, New York 10022 and our telephone number is (212) 415-6500.

References in the Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

The Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 13,636,364 Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest).

The Expiration Date will be 12:00 midnight, Eastern Time, on May 2, 2014, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 8 for a description of our right to extend, delay, terminate or amend the Offer.

All Shares that are purchased by us in the Offer will be purchased at the Purchase Price. The Company will only purchase Shares properly tendered at the Purchase Price and not properly withdrawn prior to the Expiration Date. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer pursuant to Section 3, will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We do not expect to announce the final results of any proration or to begin paying for tendered Shares until at least five business days after the Expiration Date.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer. We may increase the number of Shares sought in the Offer to an amount greater than 13,636,364 Shares, subject to applicable law. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all the Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law.

The Offer is not conditioned on any minimum number of Shares being tendered, but is, however, subject to certain other conditions set forth in Section 7, including the Credit Facility Condition.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Priority of Purchases.  On the terms and subject to the conditions of the Offer, if more than 13,636,364 Shares, subject to applicable law, have been validly tendered at the Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:
•	tenders all Shares owned beneficially or of record by such odd lot holder at the Purchase Price (tenders of less than all Shares owned by such odd lot holder will not qualify for this preference); and
•	completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
•	second, after the purchase of all Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered at the Purchase Price on a pro rata basis, with appropriate adjustment to avoid the purchase of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a particular stockholder at the Purchase Price will be purchased.

As we noted above, we may elect to purchase more than 13,636,364 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots.  For purposes of the Offer, the term “odd lots” means all Shares properly tendered at the Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all the Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts. By accepting the Offer, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. Any odd lot holder wishing to tender all of such odd lot holder’s Shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Shares is required, the Paying Agent will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders) at the Purchase Price, with appropriate adjustment to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, because of the odd lot procedure described above and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their Custodians.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer.

Effective on April 7, 2014, the Shares were listed and are now traded on NASDAQ under the symbol “HCT.” Our Advisor and our board of directors believe that the Offer is a prudent use of our financial resources given our business profile and assets. The Offer is part of our overall goal to enhance stockholder value. We believe the Offer will augment the options available to stockholders in connection with the listing of the Shares on NASDAQ by allowing them to tender all or a portion of their shares in the Offer. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY OR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE ADVISOR, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

3.	Procedures for Tendering Shares.

Proper Tenders of Shares by Registered Holders.  If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), you may tender your Shares under the Offer by delivering (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to DST Systems, Inc., the Depositary for the Offer, which must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase before the Expiration Date. The Expiration Date will be 12:00 midnight, Eastern Time, on May 2, 2014, unless the Offer is extended. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact their Custodian to tender their Shares on their behalf.

Proper Tenders of Shares by Custodians or DTC Participants.  If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC, you may tender Shares under the Offer by tendering the applicable Shares electronically through DTC’s ATOP system into the Paying Agent’s account at DTC by book-entry transfer, subject to the terms and procedures of that system, on or prior to the Expiration Date.

Brokers, dealers, banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system.

Number of Shares Tendered.  In accordance with Instruction 6 of the Letter of Transmittal, if you want to tender Shares under the Offer, you must complete Section 1 of the Letter of Transmittal entitled “Number of Shares Tendered,” indicating the number of whole Shares you own that you wish to tender.

Stockholders may tender all or a portion of their Shares at the Purchase Price of $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest). Only Shares properly tendered at the Purchase Price, and not properly withdrawn, will be purchased. Each stockholder whose Shares are purchased in the Offer will receive the Purchase Price of $11.00 per Share (net to the tendering stockholder in cash, less any applicable withholding taxes and without interest).

Stockholders may not tender more Shares than they own. Accordingly, a Letter of Transmittal that purports to tender more Shares than a stockholder holds will be an invalid tender. The stockholder should indicate the number of whole Shares he, she or it wishes to tender in Section 1 of the Letter of Transmittal.

In addition, odd lot holders who tender all of their Shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact their Custodian to tender their Shares on their behalf. Stockholders who hold Shares through a Custodian are urged to consult their Custodian to determine whether transaction costs may apply if stockholders tender Shares through their Custodian. If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

Treatment of Fractional Shares.  No fractional Shares will be purchased in the Offer. The Company anticipates eliminating any fractional Shares after the Offer is complete by sending the stockholders with fractional Shares a check for the cash value (equal to $11.00 per Share, less any applicable withholding taxes and without interest) of such fractional Shares in accordance with Maryland law.

Signature Guarantees; Method of Delivery.  Signature guarantees are not required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of DTC whose name appears on a security position listed as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees; or
•	if Shares are tendered through DTC’s ATOP system, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC, as described below; and, in either case,
•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. The Letter of Transmittal and other required documents will be deemed delivered only when actually received by the Depositary (or, in the case of book-entry transfer of Shares from DTC’s ATOP procedures, when the Paying Agent receives a confirmation of receipt of your Share by book-entry transfer). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

You must deliver the Letter of Transmittal, and other required documents, to DST Systems, Inc., the Depositary. ANY DOCUMENTS DELIVERED TO US, THE PAYING AGENT, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery.  The Paying Agent will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Paying Agent’s account in accordance with DTC’s ATOP procedures. If you cannot comply with the procedure for book-entry transfer by the Expiration Date or if your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described below.

Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery.  If you wish to tender Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with the Offer to Purchase is received (by regular mail or overnight courier) by the Depositary prior to the Expiration Date; and
•	within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, the Depositary receives a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal or, if you are tendering Shares through DTC’s ATOP procedures, the Paying Agent receives confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC.

A Notice of Guaranteed Delivery must be delivered to the Depositary by regular mail or overnight courier before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Depositary or their Custodian for assistance. The contact information for the Information Agent and the Depositary is on the back cover page of the Offer to Purchase.

Procedures for Stock Options.  We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Restricted Share Awards.  We are not offering, as part of the Offer, to purchase unvested restricted share awards, and tenders of such awards will not be accepted.

Return of Unpurchased Shares.  If any Shares tendered by book-entry transfer at DTC are properly withdrawn before the Expiration Date or are not purchased, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Shares to be accepted, and the validity, form, eligibility (including time of receipt of any Shares tendered) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder

(whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Paying Agent, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering: (a) has a “net long position” equal to or greater than the amount of Shares tendered in (1) Shares or (2) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise; and (b) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (b) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein also will constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

U.S. Federal Backup Withholding Tax.  Under U.S. federal income tax laws, payments of cash pursuant to the Offer to Purchase a U.S. Stockholder (as defined in Section 14) may be subject to “backup withholding tax” at the applicable statutory rate (currently 28%), unless such U.S. Stockholder provides the Paying Agent with such U.S. Stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certifying under penalties of perjury that such TIN is correct and providing certain other certifications before payment is made, unless an exemption applies. If a U.S. Stockholder does not provide such U.S. Stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such U.S. Stockholder. Non-U.S. Stockholders (as defined in Section 14) should provide the Paying Agent with the appropriate properly completed and executed IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding.

If you are a U.S. Stockholder exchanging Shares for cash pursuant to the Offer to Purchase you should complete and sign the IRS Form W-9 included with the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Paying Agent). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. If you are a Non-U.S. Stockholders you should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability and may claim a refund if they timely provide certain required information to the IRS.

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

ANY TENDERING U.S. STOCKHOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER PURSUANT TO THE OFFER. SEE SECTION 14.

U.S. Federal Income Tax Withholding on Payments to Non-U.S. Stockholders.  Non-U.S. Stockholders (as defined in Section 14) may be subject to withholding of U.S. federal income tax at a rate of 30% on payments received pursuant to this Offer to Purchase. As described in Section 14, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Paying Agent generally will treat payments made to Non-U.S. Stockholders pursuant to this Offer to Purchase as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, the Paying Agent will withhold 30% of gross proceeds payable to a Non-U.S. Stockholder unless the Non-U.S. Stockholder has provided the Paying Agent before payment is made with (1) a properly completed and executed IRS Form W-8BEN certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty, (2) a properly completed and executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business in the United States or (3) any other applicable IRS Form W-8, properly completed and executed. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Stockholder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. A Non-U.S. Stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to this Offer in the manner and to the extent described in Section 14 as if it were a U.S. Stockholder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable tax treaty). The Paying Agent will determine a stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted.

Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Non-U.S. Stockholders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, the refund procedures and based on their circumstances which applicable IRS Form W-8 they should provide to us.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that if we have not accepted Shares you have tendered to us for payment, you may also withdraw your tender at any time after 12:00 midnight, Eastern Time, on June 2, 2014.

Withdrawals by Registered Holders.  If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit (a)(vii) of the Schedule TO) at the Depositary’s address set forth on the back cover page of the Offer to Purchase. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal.

Withdrawals by Custodians and DTC Participants.  If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC who tendered Shares in accordance with DTC’s ATOP system, for a withdrawal to be effective, you must comply with DTC’s procedures for withdrawal of tenders. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate Notices of Withdrawal or a combined Notice of Withdrawal.

Holders who tendered their Shares to the Paying Agent through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Determination of Validity of Withdrawals.  We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. None of the Company or the Paying Agent, the Depositary, the Information Agent and any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Paying Agent and the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer (including the Credit Facility Condition), promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 13,636,364 Shares (or such greater amount as we may elect to purchase, subject to applicable law) properly tendered at the Purchase Price and not properly withdrawn, with appropriate adjustments to avoid the purchase of fractional Shares.

We may increase the number of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority and proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price for all Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees;
•	if Shares are tendered through DTC’s ATOP procedures, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC as described in Section 3; and
•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for the Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date, with appropriate adjustments to avoid the purchase of fractional Shares.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer pursuant to Section 3 will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to any Offer is delayed or the Company is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to its rights under Section 7 (but subject to compliance with 13e-4(f) under the Exchange Act), the Paying Agent or the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4.

6.	Price of Shares; Dividends.

Public Trading Market and Price.  Effective on April 7, 2014, the Shares were listed and are now traded on NASDAQ under the symbol “HCT.” Prior to this date, there was no established trading market for our Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

Dividends and Distributions.  We intend to continue to maintain our qualification to be taxed as a REIT. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with generally accepted accounting principles in the United States of America) determined without regard to the deduction for dividends paid and excluding net capital gain. U.S. federal income tax law requires REITs to pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we have made and intend to continue to make regular monthly distributions of all or substantially all of our net income to our stockholders out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the Maryland General Corporation Law and such other factors as our board of directors deems relevant.

The following table sets forth the total distributions that have been paid and declared within the past two years by our board of directors:

Quarter	Total Distributions Paid	Total Distributions Declared
2012
First Quarter	$1,306	$1,652
Second Quarter	$2,571	$3,053
Third Quarter	$4,200	$4,809
Fourth Quarter	$6,397	$7,566
Total 2012	$14,474	$17,080
2013
First Quarter	$10,341	$12,976
Second Quarter	$24,617	$28,930
Third Quarter	$30,479	$30,572
Fourth Quarter	$30,402	$30,834
Total 2013	$95,839	$103,312
2014
First Quarter	$30,352	$30,447

Any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of Shares on or prior to the date on which Shares are taken up and paid for under the Offer shall be for the account of the stockholders of record of such Shares. Additionally, if, on or after April 7, 2014, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares, shares of any other class or series of equity interest, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Company’s rights under Section 7, the Company may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as the Company deems appropriate, including the total value or type of securities to be purchased.

Shares purchased in the Offer no longer will be eligible for receipt of future dividends or distributions. The Company reserves the right for the future to increase its monthly distributions and pay special distributions in cash or in kind.

7.	Conditions of the Offer.

The Offer is not conditioned on a minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date, any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares in the Offer:

•	the Credit Facility Condition shall not have been satisfied;
•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;
•	in our reasonable judgment, challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions;
•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:
•	make our purchase of, or payment for, some or all the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer;
•	materially impair the contemplated benefits to us of the Offer;
•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all the Shares to be purchased pursuant to the Offer;
•	impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our stockholders; or
•	materially and adversely affect our or our subsidiaries’ and affiliates’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects;
•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer, including, but not limited to, the following:
•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;
•	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority, or any event that, in our reasonable judgment, could have a material effect, or the extension of credit by banks or other lending institutions in the United States;
•	any decrease of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, the Standard & Poor’s 500 Composite Index, NCREIF Property Index, or the Morgan Stanley REIT Index and measured from the close of trading on April 4, 2014, the last day of trading prior to the commencement of the Offer;
•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), having been passed by either the U.S. House of Representatives or Senate or pending before the U.S. House of Representatives or Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the transaction contemplated by the Offer in any manner that would reasonably be expected to materially and adversely affect us; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed, or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 2, 2014);
•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 2, 2014 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or
•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could reasonably be expected to materially adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, licenses, results of operations or future business prospects that, in our reasonable judgment, have a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we shall have determined that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by less than 300 persons, or (2) cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code, we may extend, terminate or amend the Offer.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders,
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, or
•	waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Extension of the Offer; Termination; Amendment.

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:

•	we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 8.

If we increase the number of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer.

9.	Source and Amounts of Funds.

Assuming that the Offer is fully subscribed, the number of Shares purchased in the Offer will be 13,636,364. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $151,500,000. We intend to pay for this cost by using a portion of our available cash and liquid assets and borrowings under the Company’s revolving credit facility. Borrowings under the Company’s revolving credit facility are subject to customary conditions. Such conditions to borrowing are customary for a facility of this type, consisting of (a) the representations and warranties under the loan documents for the revolving credit facility being true and correct in all material respects, (b) no default or event of default having occurred that is continuing, (c) the administrative agent under the revolving credit facility having received a request for credit extension in accordance with the requirements of the credit agreement, and (d) after giving effect to such borrowing, the total outstanding amount of unsecured indebtedness (including outstanding amounts under the revolving credit facility) not exceeding the Unencumbered Pool Availability, as defined in the credit agreement.

Our current credit facility with KeyBank National Association (“Key Bank”) allows for total borrowings of up to $755.0 million, comprised of a $500.0 million term loan component and a $255.0 million revolving loan component. The credit facility also contains a subfacility for letters of credit of up to $25.0 million. The credit facility contains an “accordion feature” to allow us, under certain circumstances, to increase the aggregate term loan borrowings under the credit facility to up to $750.0 million and the aggregate revolving loan borrowings to up to $450.0 million, or up to $1.2 billion of total borrowings. Availability of borrowings is based on a pool of eligible unencumbered real estate assets. The term loan component of the credit facility matures in July 2018 and the revolving loan component of the credit facility matures in July 2016. The revolving loan component of the credit facility contains two, one-year extension options. We have the option, based upon our corporate leverage, to have the credit facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 1.60% to 2.20%; or (b) the Base Rate, plus an applicable margin that ranges from 0.35% to 0.95%. Base Rate is defined in the credit facility as the greatest of (i) the fluctuating annual rate of interest announced from time to time by Key Bank as its “prime rate,” (ii) 0.5% above the federal funds effective rate or (iii) 1.0% above the applicable one-month LIBOR. Upon our receipt of an investment grade credit rating, as determined by major credit rating agencies, we will have the option, based upon our credit rating, to have the credit facility priced at either: (a) LIBOR, plus an applicable margin that ranges from 0.95% to 1.70%; or (b) the Base Rate, plus an applicable margin that ranges from 0.00% to 0.70%. The credit facility contains various covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth.

The terms of our credit facility and other indebtedness require, and the terms of loan documents entered into in the future likely will require, us to comply with a number of customary financial and other covenants, such as covenants with respect to consolidated leverage, net worth and unencumbered assets. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations.

Our ability to repay our obligations under our credit facility, and to meet our other debt or contractual obligations, will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in the Offer to Purchase under “Forward-Looking Statements,” the risks detailed in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014, and other filings by us with the SEC.

10.	Certain Information Concerning the Company.

We are a real estate company that invests in primarily in real estate serving the healthcare industry in the United States. We own a diversified portfolio of healthcare-related real estate, focusing predominantly on medical office buildings (“MOBs”) and seniors housing communities. Additionally, we selectively invest across the healthcare continuum in hospitals, post-acute care facilities and other properties. As of April 3, 2014, we owned 141 properties, including one preferred equity investment and one property under development, located in 29 states with an aggregate purchase price of $2.0 billion, comprised of 7.1 million rentable square feet.

We were incorporated on August 23, 2010 as a Maryland corporation that qualified as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2011. Substantially all of our business is conducted through our Operating Partnership. We have no direct employees; our Advisor manages our affairs on a day-to-day basis.

Our principal executive office is located at 405 Park Avenue, New York, NY 10022; our telephone number is (212) 415-6500, our fax number is (212) 421-5799 and the email address of our investor relations department is investorservices@americanrealtycap.com. Additional information about us may be obtained at www.thehealthcarereit.com, but the contents found on, or otherwise accessible through, that site are not incorporated into, and do not form a part of, this Offer to Purchase or any other report or document we file with or furnish to the SEC.

The Business of the Company.  As of April 3, 2014, our properties were 97.6% leased on a weighted average basis and have an average remaining lease term of 10.7 years, excluding the seniors housing communities. As of April 3, 2014, the Company's secured debt leverage ratio (total secured debt divided by base purchase price of acquired assets) was approximately 15.1%.

As of April 3, 2014, we owned 69 MOBs and outpatient facilities totaling 3.1 million square feet and 42 seniors housing communities under long-term leases or a structure permitted by the REIT Investment Diversification Empowerment Act of 2007. These facilities typically contain physicians' offices and examination rooms, and may also include pharmacies, hospital ancillary service space and outpatient services such as diagnostic centers, rehabilitation clinics and ambulatory-surgery operating rooms. These facilities can be located on or near hospital campuses and require significant plumbing, electrical and mechanical systems to accommodate multiple exam rooms that may require sinks in every room, and special equipment such as x-ray machines. In addition, MOBs are often built to accommodate higher structural loads for certain equipment and may contain “vaults” or other specialized construction.

Our seniors housing communities include independent living, assisted living and memory care. These communities cater to different segments of the elderly population based upon their personal needs. Services provided by our operators or tenants in these facilities are primarily paid for by the residents directly or through private insurance and are less reliant on government reimbursement programs such as Medicaid and Medicare. Our seniors housing communities primarily consist of assisted living and independent living units.

Assisted living facilities (“ALFs”) are licensed care facilities that provide personal care services, support and housing for those who need help with activities of daily living, such as bathing, eating and dressing, yet require limited medical care. Certain ALFs may offer a separate facility that offers a higher level of care for residents requiring memory care as a result of Alzheimer's disease or other forms of dementia. Levels of personal assistance are based in part on local regulations. As of April 4, 2014, our senior housing assets, including net leased assets, consisted of 2,266 assisted living units and 521 memory care units.

Independent living facilities are designed to meet the needs of seniors who choose to live in an environment surrounded by their peers with services such as housekeeping, meals and activities. These residents generally do not need assistance with activities of daily living. However, in some of our facilities, residents have the option to contract for these services. As of April 4, 2014, our senior housing assets, including net leased assets, consisted of 279 independent living units.

Our hospitals, post-acute and other facilities are leased to tenants that provide healthcare services and/or support the healthcare industry. As of April 4, 2014, we owned 29 hospitals, post-acute and other facilities. These facilities offer restorative, rehabilitative and custodial care for people not requiring the more extensive and complex treatment available at acute care hospitals. Ancillary revenues and revenues from sub-acute care services are derived from providing services beyond room and board and include occupational, physical, speech, respiratory and intravenous therapy, wound care, oncology treatment, brain injury care and orthopedic therapy, as well as sales of pharmaceutical products and other services. Certain facilities provide some of the foregoing services on an out-patient basis. Inpatient rehabilitation services provided by our operators and tenants in these facilities are primarily paid for by private sources or through the Medicare and Medicaid programs.

Available Information.  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. Copies of such material can also be obtained at prescribed rates by contacting the SEC at (202) 551-8090. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into the Schedule TO, which means that we can disclose important information about us to you by referring you to other documents filed with the SEC. The information incorporated by reference is an important part of the Offer and is deemed to be part hereof except to the extent that any such information is modified or superseded by information in the Offer or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below (other than portions of these documents that are furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014;
•	our Current Reports on Form 8-K filed with the SEC on February 25, 2014, March 27, 2014, April 3, 2014 and April 7, 2014.

You can obtain any of the documents incorporated by reference into the Offer from the SEC’s website at the address set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth below:

The Information Agent for the Offer is:
American National Stock Transfer, LLC
405 Park Avenue, 12th Floor
New York, NY 10022
Tel: (877) 373-2522

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of April 7, 2014, there were 182,938,268 Shares issued and outstanding. As shown in the chart below, Shares representing approximately less than 1% of the outstanding Shares at that time were beneficially owned by (a) members of our board of directors and proposed directors, (b) our executive officers, and (c) all of our directors and executive officers as a group. Based solely upon the amounts and percentages contained in public filings, as of April 7, 2014, there was no person known by the Company to be the beneficial owner of more than 5% of its outstanding Shares.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
American Realty Capital Healthcare Special Limited Partnership, LLC(2)	20,000	*
Nicholas S. Schorsch(3)	40,000	*
William M. Kahane(3)	40,000	*
Thomas P. D’Arcy	—	*
Edward F. Lange, Jr.	—	*
Edward M Weil, Jr.(3)	—	*
Leslie D. Michelson(3)	49,187	*
Robert H. Burns(3)	52,637	*
P. Sue Perrotty(3)	43,000	*
All directors and executive officers as a group (8 persons)(4)	244,824	*

*	Less than 1%.
(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, New York, New York 10022.
(2)	American Realty Capital Healthcare Special Limited Partnership, LLC is controlled by American Realty Capital V, LLC, which is directly or indirectly owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	Includes 40,000 restricted shares granted to each of our directors on April 7, 2014, which vest annually over a five-year period in equal installments beginning with the anniversary of the grant date.
(4)	Includes 20,000 shares held by American Realty Capital Healthcare Special Limited Partnership, LLC. See footnote 2.

Our directors and officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors, executive officers, Advisor and its and their affiliates have advised us that they do not intend to tender Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our directors and officers. In addition, after expiration or termination of the Offer, these persons or entities also may sell their Shares, subject to applicable law and our applicable policies and practices, from time to time in open market transactions at prices that may be more or less favorable than the price paid pursuant to the Offer.

Stock Option Plan.  We have a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the independent directors, officers, advisors, consultants and other personnel of the Company, our Advisor, American Realty Healthcare Properties, LLC, personnel of the foregoing and any joint venture affiliates of the Company. Participation under the Plan is subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan prior to the termination of our initial public offering was fixed at $10.00 per share. The exercise price for stock options granted upon or following the termination of our initial public offering will be equal to 100% of the fair market value of a Share on the last business day preceding the date of grant. A total of 0.5 million shares have been authorized and reserved for issuance under the Plan. Generally, stock options granted under the Plan will vest and become exercisable on the second anniversary of the date of grant, subject to the participant’s continued service through such date. No stock option will be exercisable after the expiration of 10 years from the date of grant. As of April 3, 2014, no stock options were issued under the Plan. Notwithstanding any other provisions of our Plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Code.

Restricted Share Plan.  The Company has an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company's board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder's meeting. Restricted shares issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP also provides the Company with the ability to grant awards of restricted shares to the directors, officers and employees of the Company (if we ever have employees), our Advisor, any affiliate of the Company, and certain consultants to the Company, our Advisor or any affiliate of the Company. The total number of common shares granted under the RSP may not exceed 10% of the Company's shares of common stock on a fully diluted basis at any time.

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time. Such awards are generally forfeited with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares.

Multi-Year Outperformance Plan Agreement.  In connection with the listing of the Shares on NASDAQ, we entered into a Multi-Year Outperformance Agreement (the “OPP”) with the Operating Partnership and our Advisor, dated April 7, 2014 (the “Effective Date”). Pursuant to the OPP, our Advisor was issued LTIP units in the Operating Partnership with a maximum award value equal to 5% of the Company’s market capitalization on the Effective Date determined based on a price of $9.00 per Share (the “OPP Cap”). The LTIP units are structured as profit interests in the Operating Partnership. Our Advisor will be eligible to earn a number of LTIP units with a value equal to a portion of the OPP Cap upon the first, second and third anniversaries of the Effective Date based on the Company’s achievement of certain levels of total return to its stockholders (“Total Return”), including both share price appreciation and common stock distributions, as measured against both an absolute hurdle and against a peer group of companies, for the three-year performance period commencing on the Effective Date (the “Three-Year Period”); each 12-month period during the Three-Year Period (the “One-Year Periods”); and the initial 24-month period of the Three-Year Period (the “Two-Year Period”) as follows:

	Performance Period	Annual Period	Interim Period
Absolute Component: 4% of any excess Total Return attained above an absolute hurdle measured from the beginning of such period:	21%	7%	14%

	Performance Period	Annual Period	Interim Period
Relative Component:  4% of any excess Total Return attained above the Total Return for the performance period of the Peer Group*, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

• 100% will be earned if cumulative Total Return achieved is at least:	18%	6%	12%
• 50% will be earned if cumulative Total Return achieved is:	0%	0%	0%
• 0% will be earned if cumulative Total Return achieved is less than:	0%	0%	0%
• a percentage from 50% to 100% calculated by linear interpolation will be earned if the cumulative Total Return achieved is between:	0% – 18%	0% – 6%	0% – 12%

*	The “Peer Group” is comprised of the companies in the SNL US REIT Healthcare Index.

The potential outperformance award is calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award earned for the Three-Year Period is based on the formula in the table above less any awards earned for the Two-Year Period and One-Year Periods, but not less than zero; the award earned for the Two-Year Period is based on the formula in the table above less any award earned for the first and second One-Year Period, but not less than zero. Any LTIP Units that are unearned at the end of the performance period will be forfeited.

Subject to our Advisor’s continued service through each vesting date,  1/3 of any earned LTIP Units earned will vest on each of the third, fourth and fifth anniversaries of the Effective Date. Until such time as the LTIP Units are fully earned in accordance with the provisions of the OPP, the LTIP Units are entitled to distributions equal to 10% of the distributions made on the units of limited partnership interest in the Operating Partnership (“OP Units”). After the LTIP Units are fully earned, they are entitled to a catch-up distribution and then the same distributions as the OP Units. At the time our Advisor’s capital account with respect to the LTIP Units is economically equivalent to the average capital account balance of the OP Units and has been earned and has been vested for 30 days, the applicable LTIP Units will automatically convert into OP Units on a one-to-one basis.

The OPP provides for early calculation of LTIP Units earned and for the accelerated vesting of any earned LTIP Units in the event Advisor is terminated or in the event the Company incurs a change in control, in either case prior to the end of the Three-Year Period. The OPP also provides for accelerated vesting of earned LTIP Units in the event Advisor is terminated or in the event of a change in control of the Company on or following the end of the Three-Year Period.

Share Repurchase Program and Distribution Reinvestment Plan.  In contemplation of the listing of the Shares on NASDAQ and the Offer, our board of directors approved an amendment to our Distribution Reinvestment Plan (“DRIP”) that enabled us to suspend the DRIP (the “DRIP Amendment”). Subsequently, pursuant to the DRIP as amended by the DRIP Amendment, our board of directors approved the suspension of the DRIP, effective April 1, 2014. The final issuance of Shares pursuant to the DRIP occurred in connection with our March 2014 distribution, which was paid on April 1, 2014. Additionally, on March 30, 2014, our board of directors approved the termination of our Share Repurchase Program (“SRP”). On March 31, 2014, we processed all of the requests received under the SRP to date for the first quarter of 2014 and will not process further requests.

Subordinated Listing Distribution.  In connection with the listing of the Shares on NASDAQ, we, as the general partner of the Operating Partnership, were required, subject to the terms of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (dated April 7, 2014, the

“OP Agreement”), to cause the Operating Partnership to redeem the special limited partner’s interest in the Operating Partnership by issuing a note equal to 15% of the amount, if any, by which (a) the average market value of the Company’s outstanding common stock for the period 180 days to 210 days after Listing, plus distributions paid by the Company prior to Listing, exceeds (b) the sum of the total amount of capital raised from stockholders during the Company’s prior offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. The note gives the special limited partner the right to receive distributions of net sales proceeds until the note is paid in full; provided that, the special limited partner has the right, but not the obligation to convert the entire special limited partner interest into OP Units. OP Units are convertible into shares of our common stock in accordance with the terms governing conversion of OP Units into shares of common stock and contained in the OP Agreement.

Contribution and Exchange Agreement.  In connection with the listing of the Shares on NASDAQ, the Advisor, as the holder of a class of common units of equity ownership of the Operating Partnership, referred to as “Class B Units,” has the right to make a capital contribution to the Operating Partnership in exchange for OP Units. Pursuant to a Contribution and Exchange Agreement entered into between the Advisor and the Operating Partnership, dated April 7, 2014, the Advisor contributed $750,000 in cash to the Operating Partnership in exchange for 83,333 OP Units of the Operating Partnership.

Other Arrangements.  Based on our records and on information provided to us by our directors, executive officers, Advisor and their respective affiliates and subsidiaries, except as disclosed above, neither we nor any of these persons have effected any transactions involving Shares during the 60 days prior to April 7, 2014.

Except as set forth above: (a) we do not, and to our knowledge, none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of ours; (b) we have not, and to our knowledge the persons or entities referred to in clause (a) above have not, effected any transaction in the Shares or any other equity securities of ours during the past 60 days; and (c) we do not have, and to our knowledge the persons listed above do not have, any contract, arrangement, understanding or relationship with any other person with respect to any securities of ours (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The foregoing description of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC.

Except as otherwise described or incorporated by reference in the Offer, or our most recent proxy statement, none of the Company nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Certain Financial Information

Historical Financial Information.  We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data.  The following table sets forth selected summary financial data relating to our historical results of operations for the years ended December 31, 2013, 2012 and 2011. This financial data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 26, 2014. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

Consolidated Balance Sheet Data (in thousands, except share and per share data):	December 31, 2013	December 31, 2012	December 31, 2011
Real estate investments, at cost:
Land	$107,719	$48,409	$10,216
Buildings, fixtures and improvements	$1,363,858	$522,085	$130,594
Acquired intangible lease assets	$181,264	$77,095	$24,231
Total real estate investments, at cost	$1,663,953	$677,589	$165,041
Less accumulated depreciation and amortization	$(87,350)	$(21,262)	$(1,608)
Total real estate investments, net	$1,576,603	$656,327	$163,433
Total assets	$1,734,573	$690,668	$172,315
Total liabilities	$298,829	$243,381	$118,490
Total equity	$1,435,744	$447,287	$53,825
Book value per Share	$7.94	$7.97	$7.41

Consolidated Statement of Income Data (in thousands, except share and per share data):	December 31, 2013	December 31, 2012	December 31, 2011
Total revenue	$125,353	$35,738	$3,314
Total operating expenses	$132,340	$37,209	$6,242
Operating loss	$(6,987)	$(1,471)	$(2,928)
Total other expenses	$(15,185)	$(9,166)	$(1,189)
Net loss	$(22,172)	$(10,637)	$(4,117)
Net income (loss) attributable to non-controlling interests	$(58)	$2	$32
Net loss attributable to stockholders	$(22,230)	$(10,635)	$(4,085)
Other data
Basic and diluted net loss per share attributable to stockholders	$(.15)	$(0.43)	$(2.48)
Distributions declared per share	$0.68	$0.68	$0.66
Basic and diluted weighted average shares outstanding	151,683,551	25,008,063	1,649,649
Ratio of Earnings to Fixed Charges	(.40)x	(.16)x	(2.43)x
13.	Certain Effects of the Offer.

Offer Price Could Undervalue the Shares.  Effective on April 7, 2014, the Shares were listed and are now traded on NASDAQ under the symbol “HCT.” April 7, 2014 was the first day on which the Shares are traded on NASDAQ. Prior to April 7, 2014 there was no established trading market for our Shares.

The Purchase Price may not represent the current or future market value of our assets. We believe, however, that the Offer will augment the options available to stockholders in connection with the listing of the Shares on NASDAQ by allowing them to tender all or a portion of their shares at the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

Loss of Future Opportunities.  Stockholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends or distributions. The Purchase Price per Share may be less than the total amount which might otherwise be received by the stockholder in connection with any change of control transaction involving the Company.

Other Share Repurchases.  Following the completion or termination of the Offer, we may, from time to time, repurchase Shares through additional tender offers, on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Use of Securities Acquired.  We will cancel and retire Shares purchased pursuant to the Offer.

Treatment of Fractional Shares.  No fractional Shares will be purchased in the Offer. The Company anticipates eliminating these fractional Shares after the Offer is completed by sending the stockholders holding fractional Shares a check for the cash value of such fractional Shares in accordance with Maryland law.

Extraordinary Transactions.  Except as disclosed or incorporated by reference in the Offer, or as may occur in the ordinary course of business, the Company, and each person designated in Instruction C of Schedule TO with respect to the Company, currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
•	any material change in the present dividend policy, or indebtedness or capitalization of the Company;
•	any change in the present board of directors or management of the Company;
•	any other material change in the Company’s corporate structure or business;
•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;
•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of restricted share awards granted to certain employees (including directors and officers); or
•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Additionally, from time to time, as part of our long-term corporate goal of increasing stockholder value, we have explored and will continue to explore potential strategic acquisitions, divestitures and business combinations. Accordingly, the Company may continue to engage in discussions with third parties that are potentially interested in acquiring all or part of the Company or its assets as opportunities for such discussions arise, despite having effected the listing of the Shares on NASDAQ and the pendency of the Offer. If we do so, there can be no assurance that any of these discussions will lead to any transaction, or as to the timing, value or terms of any such transaction. Accordingly, nothing in the Offer will preclude us from pursuing, developing or engaging in discussions relating to future plans, proposals or negotiations that relate to or would result in one or more acquisitions, divestitures or business combinations, subject to applicable law. Stockholders tendering Shares in the Offer will not participate in any appreciation in the value or market price of the Shares resulting from any future events. There can be no assurance that we will decide to undertake any such event in the future, or that such future event would be at a higher or lower price than the Purchase Price in the Offer.

14.	Material U.S. Federal Income Tax Consequences.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion is a summary of material U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer that may be relevant to stockholders who hold such Shares as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221. This summary is based on the provisions of the Code, final, temporary and proposed Treasury regulations, and reported judicial and administrative rulings and decisions in effect as of the date of the Offer, all of which are subject to change (possibly with retroactive effect), which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences (e.g., estate and gift tax consequences). In addition, this discussion does not address tax consequences applicable to a stockholder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to stockholders that may be subject to special tax rules, such as banks, insurance companies and other financial institutions, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt organizations, hybrid entities, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), certain United States expatriates, persons holding Shares as a part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to the Shares, individual retirement and other tax-deferred accounts, regulated investment companies, real estate investment trusts, “U.S. Stockholders” (as defined below) having a functional currency other than the U.S. dollar, or stockholders that acquired their Shares through the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

The tax treatment of a stockholder that exchanges its Shares for cash pursuant to the Offer will depend upon whether the stockholder’s receipt of cash for Shares pursuant to the Offer is treated as a sale or exchange of the Shares or instead as a distribution with respect to the Company’s stock that is actually or constructively owned by the stockholder.

As used herein, the term “U.S. Stockholder” means a beneficial owner of Shares who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxed as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Stockholder” means a beneficial owner of Shares that is not a U.S. Stockholder.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to U.S. Stockholders.

A U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such exchange of Shares for cash, a U.S. Stockholder will, depending on the U.S. Stockholder’s particular circumstances, be treated either as having sold the Shares or as having received a distribution in respect of such U.S. Stockholder’s Shares. We cannot predict whether any particular U.S. Stockholder will be subject to sale or distribution treatment.

Determination of “Sale or Exchange” or “Distribution” Treatment.  A U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will be treated as a “sale or exchange” of the Shares for U.S. federal income tax purposes only if the receipt of cash upon such exchange:

•	is “substantially disproportionate” with respect to the U.S. Stockholder;
•	results in a “complete termination” of the U.S. Stockholder’s interest in the Company; or
•	is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder.

In determining whether any of the above three tests has been met, a U.S. Stockholder must take into account not only the Shares that the U.S. Stockholder actually owns, but also the Shares that it constructively owns within the meaning of Code Section 318. Under the constructive ownership rules of Code Section 318, a U.S. Stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the U.S. Stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Stockholder has an equity interest, as well as Shares the U.S. Stockholder has an option to purchase.

•	Substantially Disproportionate. An exchange of Shares for cash pursuant to the Offer will be “substantially disproportionate” with respect to a U.S. Stockholder if the percentage of outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately following the exchange of Shares for cash pursuant to the Offer (treating all the Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately before the exchange (treating as outstanding all the Shares purchased in the Offer from the particular U.S. Stockholder and all other stockholders). In no event will the exchange of Shares for cash pursuant to the Offer be substantially disproportionate with respect to a U.S. Stockholder that owns 50% or more of the combined voting power of the Company immediately following the exchange of Shares for cash pursuant to the Offer.
•	Complete Termination. An exchange of Shares for cash pursuant to the Offer will result in a “complete termination” of a U.S. Stockholder’s equity interest in the Company if either (a) all of the stock of the Company (including the Shares and other stock) actually and constructively owned (including shares of Company stock constructively owned as a result of the ownership of options) by the U.S. Stockholder is exchanged for cash pursuant to the Offer or (b) all of the stock of the Company (including the Shares and other stock) actually owned by the U.S. Stockholder is exchanged for cash pursuant to the Offer and the U.S. Stockholder is eligible to waive, and effectively waives, the attribution of the Company’s stock constructively owned by the U.S. Stockholder in accordance with the procedures described in Code Section 302(c)(2). U.S. Stockholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Code Section 302(c)(2) should consult their tax advisors concerning the mechanics and desirability of such a waiver. A U.S. Stockholder who holds options to acquire shares of Company stock will be treated as the constructive owner of such shares of Company stock, and therefore will not be eligible for “complete termination” treatment.
•	Not Essentially Equivalent to a Dividend. An exchange of Shares for cash pursuant to the Offer will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Stockholder if it results in a “meaningful reduction” in the U.S. Stockholder’s interest in the Company. Whether a U.S. Stockholder meets this test will depend on the U.S. Stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Stockholders should consult their tax advisers as to the application of this test to their particular circumstances. In particular, depending on the total number of shares exchanged pursuant to the Offer, it is possible that an exchanging stockholder’s percentage interest in the Company (including any interest attributable to shares of Company stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of our stock beneficially owned by such stockholder decreases.

Contemporaneous dispositions or acquisitions of Shares of the Company by a U.S. Stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied. Each U.S. Stockholder should be aware that because proration may occur in the Offer, even if all the Shares of the Company actually and constructively owned by a U.S. Stockholder are tendered pursuant to the Offer, fewer than all the Shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a U.S. Stockholder pursuant to the Offer will meet any of the above three tests.

Sale or Exchange Treatment.  If the receipt of cash by a U.S. Stockholder in exchange for Shares pursuant to the Offer meets any of the above three tests, the U.S. Stockholder will recognize capital gain or loss equal to the difference between (a) the amount of cash received by the U.S. Stockholder for such Shares and (b) the U.S. Stockholder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a U.S. Stockholder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the U.S. Stockholder. This gain or loss will be characterized as long-term capital gain or loss if the U.S. Stockholder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer. In the case of a U.S. Stockholder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 20%. A U.S. Stockholder’s ability to deduct capital losses may be limited. A U.S. Stockholder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Stockholder under the Offer.

Distribution Treatment.  If the receipt of cash by a U.S. Stockholder in exchange for Shares pursuant to the Offer does not meet any of the above three tests, then the full amount of cash received by the U.S. Stockholder with respect to our purchase of Shares under the Offer will be treated as a distribution to the U.S. Stockholder with respect the U.S. Stockholder’s Shares. Such distribution will be treated as ordinary dividend income to the U.S. Stockholder to the extent of such U.S. Stockholder’s ratable share of our current and accumulated earnings and profits (to the extent not designated as capital gain dividends or qualified dividend income) as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Stockholder’s gross income without reduction for the tax basis of the shares sold, and no current loss would be recognized. To the extent the distribution exceeds such U.S. Stockholder’s share of our current and accumulated earnings and profits, that excess will be treated first as a tax-deferred return of capital that will reduce the U.S. Stockholder’s adjusted tax basis in the Shares tendered in the Offer. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of any distribution will constitute a tax-deferred return of capital. Any amount of the distribution remaining after the U.S. Stockholder’s adjusted tax basis has been reduced to zero will be taxable to the U.S. Stockholder as capital gain. Any such gain will be long-term capital gain if the U.S. Stockholder has held the Shares for more than one year as of the date we are treated as purchasing the Shares under the Offer. The U.S. Stockholder’s remaining adjusted tax basis in its redeemed Shares (after any reduction as noted above), if any, will be allocated to other Shares of the Company held by the U.S. Stockholder, subject to certain adjustments in the case of a corporate stockholder.

Provided that no tendering stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the tender, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Company as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Consequences to Non-U.S. Stockholders.

The U.S. federal income tax treatment of a Non-U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will depend on whether such Non-U.S. Stockholder is treated, based on the Non-U.S. Stockholder’s particular circumstances, as having sold the Shares or as having received a distribution in respect of such Non-U.S. Stockholder’s Shares. The appropriate treatment of the exchange of Shares will be determined in the manner described above with respect to the U.S. federal income tax treatment of an exchange of Shares pursuant to the Offer in the case of U.S. Stockholders.

Sale or Exchange Treatment.  Gain realized by a Non-U.S. Stockholder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests described above under “Consequences to U.S. Stockholders” provided that: (a) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (and, if a treaty applies, the gain generally is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Stockholder); (b) the Non-U.S. Stockholder is an individual who holds the Shares as a capital asset and is not present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met; and (c) (i) the Company is “domestically controlled,” which generally means that less than 50% in value of our stock continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date the Non-U.S. Stockholder exchanges such Shares pursuant to the Offer or, if shorter, during the entire period of our existence, or (ii) the Shares are “regularly traded” on an established securities market and the exchanging Non-U.S. Stockholder has not held more than 5% of the Company’s outstanding Shares at any time during the five-year period ending on the date of the exchange pursuant to the Offer. Despite the recent listing of our Shares on NASDAQ, we believe it is likely our Shares will be treated as “regularly traded” on an established securities market at the time we purchase Shares under this Offer. If gain realized by a Non-U.S. Stockholder on an exchange of Shares for cash pursuant to the Offer were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and we may be required to withhold from the gross amount of cash to be paid to the Non-U.S. Stockholder in exchange for its Shares.

Distribution Treatment.  If a Non-U.S. Stockholder does not satisfy any of the tests described above under “Consequences to U.S. Stockholders,” the full amount received by the Non-U.S. Stockholder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-U.S. Stockholder with respect to the Non-U.S. Stockholder’s Shares, rather than as a sale or exchange of such Shares. Such distributions, that are not attributable to gain from our sales or exchanges of United States real property interests and not designated by us as capital gain dividends, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If such dividend is treated as effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Shares. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s Shares tendered in the Offer. Instead, they will reduce the adjusted tax basis of such Shares. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s Shares tendered in the Offer, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or exchange of Shares for cash pursuant to the Offer, as described in the previous paragraph. Distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the Non-U.S. Stockholder does not own more than 5% of the Shares at any time during the one year period ending on the date of the exchange pursuant to the Offer. Despite the recent listing of our Shares on NASDAQ, we believe it is likely our Shares will be treated as “regularly traded” on an established securities market at the time we purchase Shares under this Offer, and, therefore, we believe that this exception applies.

Withholding for Non-U.S. Stockholders.  Gross proceeds payable pursuant to the Offer to a Non-U.S. Stockholder, or his or her agent, will be subject to withholding of U.S. federal income tax as described in the previous paragraph, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty, an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or any other exemptions from withholding apply. A Non-U.S. Stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or if such Non-U.S. Stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Stockholder must have delivered to the Paying Agent before payment a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must have delivered to the Paying Agent a properly executed IRS Form W-8ECI claiming such exemption. If tax is withheld, a Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Stockholder satisfies one of the three tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.

Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Non-U.S. Stockholders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and based on their circumstances which applicable IRS Form W-8 they should provide us.

NON-U.S. STOCKHOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH NON-U.S. STOCKHOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Medicare Tax.  Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of our Shares should consult their tax advisors regarding the effect, if any, of this tax on their tender of such Shares.

Backup Withholding and Information Reporting.  Information returns generally will be filed with the IRS in connection with the gross proceeds payable to a stockholder pursuant to the Offer. A U.S. Stockholder will be subject to backup withholding at the statutory rate (currently 28%) on these payments if the U.S. Stockholder has not provided its TIN (employer identification number or social security number) to the Paying Agent and complied with certain certification procedures or otherwise established an exemption from backup withholding on an IRS Form W-9. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Non-U.S. Stockholder must submit the applicable properly completed and executed IRS Form W-8, signed under penalties of perjury, attesting to that individual’s exempt status. The amount of any backup withholding from a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s U.S. federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is timely furnished to the IRS.

To avoid such backup withholding, each such U.S. Stockholder must provide the Paying Agent with such stockholder’s TIN and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 included with the Letter of Transmittal, or otherwise establish to the satisfaction of the Paying Agent that such stockholder is not subject to backup withholding. Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL FOREIGN AND OTHER TAX LAWS.

15.	Fees and Expenses.

We have retained DST Services, Inc., to act as the Depositary in connection with the Offer. In its role as Depositary, DST Services, Inc. will receive Letters of Transmittal, Notices of Guaranteed Delivery and Notices of Withdrawal.

We have retained DST Services, Inc., to act as the Paying Agent in connection with the Offer. In its role as Paying Agent, DST Services, Inc. will be responsible for receiving tenders of Shares through the DTC’s ATOP procedures, determining the proration factor, if any, and making payments for all Shares purchased by the Company under the Offer.

We have retained American National Stock Transfer, LLC to act as Information Agent in connection with the Offer. The Information Agent will be available to answer inquiries from stockholders and, upon request and at the Company’s expense, will provide stockholders with additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other documents relating to the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

The Information Agent and the Paying Agent will receive reasonable and customary compensation for their services. We also have agreed to reimburse the Depositary, the Information Agent and the Paying Agent for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Depositary, the Information Agent and the Paying Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Paying Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through broker, dealer, commercial bank, trust company or other nominee are urged to consult their Custodians to determine whether transaction costs may apply if stockholders tender Shares through their Custodians. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a Custodian or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent, or the agent of the Information Agent, the Paying Agent and the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5.

Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, will be approximately $151,500,000.

16.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such approval or the taking of any such action, subject to our right to decline to purchase Shares if any of the conditions set forth in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pending the outcome of any such matter, and we cannot assure you that any such additional approval or action, if needed, would be obtained at all or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

The foregoing discussion is not a complete statement of the state law or U.S. federal law and is qualified in its entirety by reference to the applicable state law and applicable U.S. federal law.

17.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot apply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Company not contained in the Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to Custodians whose names appear on our list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in Section 10.

American Realty Capital Healthcare Trust, Inc.
April 7, 2014

The Offer will expire at 12:00 midnight, on May 2, 2014, or such other date to which the Offer may be extended. The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary and Paying Agent for the Offer is:
DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105
Fax: (877) 694-1113 (for withdrawals only)

The Information Agent for the Offer is:
American National Stock Transfer, LLC
405 Park Avenue, 12th Floor
New York, NY 10022
Telephone: (877) 373-2522 (toll-free)

If you have questions or need additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, you can contact American National Stock Transfer, LLC, the Information Agent for the Offer, using the contact information listed above.